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                                                                    EXHIBIT 11.1

                              PHARMACYCLICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                YEARS ENDED JUNE 30,
                                       -------------------       ---------------------------------
                                        1997        1996           1997        1996         1995
                                       -------     -------       --------     -------     --------
Weighted average common shares
  outstanding........................   10,117       8,552          9,264       6,106          870
Convertible preferred stock..........       --          --             --       1,611        5,157
Common stock equivalents arising from
  options and warrants issued
  subsequent to June 30, 1994 through
  October 23, 1995...................       --          --             --          98          326
                                       -------     -------       --------     -------     --------
Weighted average common and common
  equivalent shares..................   10,117       8,552          9,264       7,815        6,353
                                       =======     =======       ========     =======     ========
Net loss.............................  $(2,655)    $(2,880)      $(10,258)    $(8,235)    $(10,479)
                                       =======     =======       ========     =======     ========
Net loss per share...................  $ (0.26)    $ (0.34)      $  (1.11)    $ (1.05)    $  (1.65)
                                       =======     =======       ========     =======     ========

---------------

Outstanding options and warrants subsequent to October 23, 1995 have been excluded from the weighted average computation because their effect would be antidilutive.

Presentation of fully diluted loss per share would equal the net loss per share presented above.

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